Exhibit 99.2
For further information contact
Rodger W. Smith, 1-800-451-1294
FOR IMMEDIATE RELEASE
Callon Petroleum Company Commences Exchange Offer
For Its 9.75% Senior Notes Due 2010
     Natchez, MS (October 20, 2009)—Callon Petroleum Company (NYSE: CPE) today announced that it has commenced an exchange offer for any and all of its outstanding 9.75% Senior Notes due 2010 (the “Senior Notes”).
     For each $1,000 principal amount of outstanding Senior Notes tendered in accordance with the terms and conditions of the exchange offer, each tendering holder of Senior Notes will receive $750 principal amount of 13% Senior Secured Notes due 2016 (the “Exchange Notes”), 20.625 shares of common stock and 1.6875 shares of Convertible Preferred Stock. Each share of Convertible Preferred Stock would be automatically convertible by the company into 10 shares of common stock following shareholder approval and the filing of an amendment to the company’s charter increasing the number of authorized shares of common stock as necessary to accommodate such conversion.
     In connection with the exchange offer, Callon is soliciting consents to amend the indenture governing the Senior Notes. Holders tendering their Senior Notes will be required to consent to certain proposed amendments to the indenture governing the Senior Notes, which will eliminate substantially all of the indenture’s restrictive covenants.
     Holders of approximately 73.5% of the Senior Notes have committed to tender their notes in the exchange offer. The exchange offer is conditioned upon the valid tender of at least 80% of the aggregate principal amount of the outstanding Senior Notes.
     Callon will accept for exchange any and all Senior Notes that are validly tendered and not withdrawn on or before 5:00 p.m., New York City time, on November 18, 2009, unless the exchange offer is extended or terminated.
     An offering memorandum and other exchange materials which contain the terms of the exchange offer and consent solicitation are being distributed to holders of the Senior Notes today. Before making any decision with respect to the exchange offer and consent solicitation, holders of Senior Notes are encouraged to carefully read the offering memorandum and related materials.
     Additional copies of the offering memorandum and other exchange materials governing the exchange offer and consent solicitation may be obtained by contacting the Information Agent, Global Bondholder Services Corporation, at (866) 952-2200 (toll free) or Callon Petroleum Company, at (800) 451-1294, Extension 700.
     The securities to be offered have not been, and will not be, registered under the

Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The company is relying on Section 3(a)(9) of the Securities Act to exempt the exchange offer from the registration requirements of the Securities Act. This news release is not an offer to purchase or an exchange offer or a solicitation of acceptance of the exchange offer, which may be made only pursuant to the terms of the offering memorandum.
     This news release may be deemed to be solicitation material in respect of the potential proposal to shareholders to increase the number of authorized shares of common stock of Callon Petroleum Company. If Callon determines to present such proposal to its shareholders, the company would file with the SEC a proxy statement and other relevant materials. Shareholders would be urged to read the proxy statement, and any other relevant materials filed by the company, as they would contain important information. Once the materials were filed with the SEC, they would be available free of charge at the SEC’s website — www.sec.gov. The company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the company’s shareholders in favor of any such proposal. Shareholders may obtain information regarding the direct and indirect interest of the company and its executive officers and directors with respect to the proposal by reading the proxy statement, if and when filed with the SEC.
     Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in Louisiana, Texas and the offshore waters of the Gulf of Mexico.
     The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statements. These factors include, but are not limited to, the company’s ability to successfully consummate the exchange offer and consent solicitation, the company’s ability to raise substantial capital to repay outstanding notes and fund operations, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The company assumes no obligation to update these forward-looking statements.

#